EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of September 15, 2008, by and among Balqon Corporation, a California corporation, with its principal office at 1701 E. Edinger, Unit E-3, Santa Ana, California, 92705 (“Balqon”), BMR Solutions, Inc., a Nevada corporation, with its principal office at 1184 Rutland Road, Suite 2, Newport Beach, CA 92660 (“BMR”), and Balqon Acquisition Corp., a newly-formed wholly-owned subsidiary of BMR (“Acquisition Sub”).

RECITALS

A. BMR and Balqon intend to effect a reverse triangular merger, pursuant to which Balqon will merge with and into Acquisition Sub and Acquisition Sub will survive and, in connection therewith, will cause its name to be changed to “Balqon Corporation.”  Immediately thereafter, Acquisition Sub will merge with and into BMR, and BMR will survive and, in connection therewith, will cause its name to be changed to “Balqon Corporation.”  The merger transactions described above are collectively referred to herein as the “Mergers.”

B. The parties intend that the Mergers contemplated by this Agreement will qualify as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1. Definitions.  Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. The Mergers.

(a) Effecting the Mergers.  Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Balqon shall be merged with and into Acquisition Sub, and the separate corporate existence of Balqon shall thereupon cease.  In connection therewith, Acquisition Sub’s name will be changed to “Balqon Corporation.”  Immediately thereafter, BMR will merge Acquisition Sub into BMR pursuant to a Plan of Merger adopted by the board of directors of BMR (the “Board”) substantially in the form of Exhibit A attached hereto and Articles of Merger substantially in the form of Exhibit B attached hereto, each filed with the Secretary of State of the State of Nevada in accordance with Section 92A.180 of the Nevada Revised Statutes (2007).  As a result of the Mergers, the separate corporate existence of Acquisition Sub will cease, BMR will continue as the surviving corporation (the “Surviving Corporation”), and the name of BMR will be changed to “Balqon Corporation.”  At the Effective Time, all the properties, rights and privileges, and power of Balqon, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Balqon shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Mergers and without any action on the part of BMR, Balqon and Acquisition Sub or the holders of any of the following securities, the following shall occur:

(i) Conversion of Shares. Each share of common stock of Balqon, no par value per share (“Balqon Common Stock”), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and will become one (1) share (the “Share Ratio”) of validly issued, fully paid and non-assessable common stock of BMR, $0.001 par value per share (the “BMR Common Stock”).  All shares of BMR Common Stock issued upon the surrender for exchange of shares of Balqon Common Stock in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Balqon Common Stock.  There shall be no further registration of transfers on the stock transfer books of Balqon of the shares of Balqon Common Stock that were outstanding immediately prior to the Effective Time.

(ii) Fractional Shares. No fractional shares will be issued in connection with the conversion of Baqon Common Stock into BMR Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share of BMR Common Stock.

(iii) Cancellation of Shares of Balqon Common Stock. At the Effective Time, the shares of Balqon Common Stock will be deemed cancelled and retired and will cease to exist, and each holder of a certificate for shares of Balqon Common Stock will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing shares of Balqon Common Stock, BMR shall deliver a stock certificate for shares of BMR Common Stock to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restricted securities legend. The effect of the Mergers shall be as provided in the applicable provisions of Nevada Law.

(c) Dissenting Shares of Balqon Common Stock.  Each outstanding share of Balqon Common Stock as to which a written demand for purchase is made in accordance with Section 1301 of the California Corporations Code, stating that the record holder demand that his shares be purchased in cash for their fair market value, and which is not voted in favor of the Mergers, shall not be converted into shares of BMR Common Stock unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair market value of his shares of Balqon Common Stock under Sections 1300 to 1309, inclusive, of the California Corporations Code, at which time such shares of Balqon Common Stock shall be converted into whole shares of BMR Common Stock in the same manner as provided for other outstanding shares of Balqon Common Stock in Section 2(b) and such holder shall be entitled to receive certificates for whole shares of BMR Common Stock in accordance with the terms hereof.  All such shares of Balqon Common Stock as to which such a written demand is made pursuant to Section 1301 of the California Corporations Code and which are not voted in favor of the Mergers, except any such shares of Balqon Common Stock the holder of which shall have effectively withdrawn or lost his right to payment for his shares under Sections 1300 to 1309 of the California Corporations Code, are herein called “Dissenting Balqon Shares.”  Balqon shall give BMR prompt notice of any Dissenting Balqon Shares (and shall also give BMR prompt notice of any withdrawals of demands for purchase) and Balqon and BMR shall mutually direct all negotiations and proceedings with respect to any such demands.  Balqon shall not, except with the prior written consent of BMR, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for purchase.

(d) Lost, Stolen or Destroyed Certificates.  If any certificate evidencing shares of Balqon Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by BMR, the posting of an indemnity bond, in such reasonable amount as BMR or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, BMR shall issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of BMR Common Stock.

(e) Balqon Warrants and Options.  The warrants (the “Warrants”) and options (the “Options”) to purchase shares of Balqon Common Stock outstanding at the Effective Time and listed in Section 5(b) of the Balqon Schedule (as such Schedule shall be updated, as necessary, immediately prior to the Effective Time to reflect, among other things, any issuance of additional Warrants between the date hereof and immediately prior to the Effective Time), shall, by virtue of the Mergers and without any further action on the part of any holder of the Warrants and/or Options, be converted into warrants and/or options, as the case may be, to purchase the same number of shares of BMR Common Stock at the same exercise price and upon the same terms as contained in the Warrants and Options, as the case may be.

(f) Pre-Merger Increase in Issued and Outstanding Shares of Balqon Common Stock.  BMR acknowledges and agrees that Balqon has issued certain convertible promissory notes in the aggregate amount of $500,000 and may issue up to an additional $1,000,000 in convertible promissory notes prior to the Effective Time (collectively, the “Bridge Notes”).  Immediately preceding the Effective Time, up to $1,500,000 of convertible promissory notes (including $1,000,000 of Bridge Notes), together with accrued and unpaid interest thereon, shall automatically convert into shares of Balqon Common Stock pursuant to the terms and conditions contained in such convertible promissory notes.  Balqon may also issue up to 3,000,000 shares of Balqon Common Stock at $1.00 per share pursuant to the terms of a private placement with Accredited Investors (the “Private Placement”).  The parties hereto acknowledge and agree that in connection with the issuance of the Bridge Notes and Balqon Common Stock pursuant to the Private Placement, Balqon will issue Warrants to the Bridge Note and Private Placement investors.

(g) Pre-Merger Issuance of BMR Warrants.  Balqon acknowledges and agrees that at the Effective Time, BMR shall have issued and outstanding warrants to purchase an aggregate of 297,738 shares of BMR Common Stock (the “BMR Warrants”).  One-third of the BMR Warrants shall have an exercise price of $1.50 per share and expire one year after the Closing Date, one-third of the BMR Warrants shall have an exercise price of $2.00 per share and expire two years after the Closing Date and one-third of the BMR Warrants shall have an exercise price of $2.50 per share and expire three years after the Closing Date.

(h) Cancellation of BMR Common Stock.  In consideration of Balqon’s willingness to enter into the transactions contemplated by this Agreement and in order to provide an a appropriate capital structure after the Closing, immediately prior to the Effective Time, BMR and certain stockholders of BMR shall enter into a stock cancellation agreement (the “Cancellation Agreement”) pursuant to which BMR shall cause to be cancelled 6,377,500 shares of BMR Common Stock held by such BMR stockholders.

(i) Reorganization.  The parties intend to adopt this Agreement and the Mergers as a plan of reorganization under Section 368(a) of the Tax Code.  The BMR Common Stock issued in the Mergers will be issued solely in exchange for Balqon Common Stock, and no other transaction other than the Mergers represent, provides for or is intended to be an adjustment to the consideration paid for the Balqon Common Stock.  No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by BMR for Balqon Common Stock in the Mergers.  The parties shall not take a position on any tax return inconsistent with this Section 2(g).

(j) Further Actions.  If at any time after the Effective Time, BMR or Balqon reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest BMR with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Balqon, the officers and directors of BMR and Balqon are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

Section 3. Closing.

(a) Closing Date.  On the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Rutan & Tucker, LLP, 611 Anton Boulevard, 14th Floor, Costa Mesa, California, 92626, at 10:00 a.m., local time, on such date as the parties hereto shall mutually agree upon or such other time, date or place as the parties may otherwise agree (the “Closing Date”).

(b) Documents to be Delivered by BMR.  On or before the Closing, BMR will deliver or cause to be delivered to Balqon:

(i) the original or certified copies of the charter documents of BMR, including amendments thereof, and all corporate records documents and instruments of BMR, the corporate seal of BMR and all books and accounts of BMR;

(ii) all consents or approvals required to be obtained by BMR for the purposes of completing the Merger;

(iii) a certified copy of a resolution of the directors of BMR dated as of the Closing Date appointing the nominee of Balqon to the board of directors of BMR;

(iv) resignations of all of the directors of BMR as of the Closing Date;

(v) the Cancellation Agreement, executed by BMR and certain BMR stockholders;

(vi) the BMR Registration Rights Agreement, executed by BMR and the stockholders of BMR as of immediately prior to the Effective Time;

(vii) certified copies of such resolutions of the directors of BMR as are required to be passed to authorize the execution, delivery and implementation of this Agreement; and

(viii) good standing certificates of BMR from the State of Nevada and the State of California and tax clearances of BMR from the State of California.

Section 4. Directors and Officers of BMR.  The directors and officers of Balqon immediately prior to the Effective Time shall be the directors and officers of BMR from and after the Effective Time, in accordance with BMR’s Articles of Incorporation and Bylaws.  On the Closing Date or as soon thereafter as practicable, BMR shall file with the Securities and Exchange Commission (the “SEC”) and transmit to the stockholders of record of BMR on such date the information required by Exchange Act Rule 14f-1 with regard hereto.

Section 5. Balqon’s Representations and Warranties.  Except as set forth in the disclosure schedule delivered by Balqon to BMR (the “Balqon Schedule”) specifically identifying the Section of this Agreement requiring delivery of such disclosure, Balqon represents and warrants to BMR as set forth below:

(a) Organization.  Balqon is a corporation validly existing and in good standing under the laws of the State of California and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Balqon is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Incorporation of Balqon, as amended to date, have been made available to BMR, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Balqon is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) Capitalization.  Balqon’s authorized capital stock consists solely of 100,000,000 shares of common stock, no par value per share.  As of the date of this Agreement, 22,000,000 shares of Balqon’s Common Stock are issued and outstanding.  All of the issued and outstanding shares of Balqon Common Stock are validly issued, fully paid and non-assessable, not subject to preemptive rights, and were issued in compliance with all applicable state and federal securities laws.  Except as set forth in Section 5(b) of the Balqon Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from Balqon any capital stock of Balqon; (B) debt securities or instruments convertible into or exchangeable for shares of capital stock of Balqon; or (C) commitments of any kind for the issuance of additional shares of capital stock, options, warrants or other securities of Balqon.

(c) No Subsidiaries.  Balqon does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) Authorization.  Balqon has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Balqon and the consummation by Balqon of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Balqon and no other corporate proceedings on the part of Balqon, other than the approval of the shareholders of Balqon, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Balqon.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Balqon is a party constitute the valid and legally binding obligations of Balqon, enforceable against Balqon in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  Except as set forth in Section 5(d) of the Balqon Schedule, the execution, delivery and performance by Balqon of this Agreement and the agreements provided for herein, and the consummation by Balqon of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Balqon, or to Balqon’s Knowledge (i) violate the provisions of any law, rule or regulation applicable to Balqon, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Balqon pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Balqon is a party or by which Balqon or any of its properties is or may be bound.

(e) No Conflict.  Except as set forth in Section5(e) of the Balqon Schedule, the execution and delivery of this Agreement by Balqon does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Balqon pursuant to any; material agreement of Balqon or other instrument or obligation of Balqon.

(f) Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to Balqon’s Knowledge, threatened, against or involving Balqon (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Balqon’s Knowledge enjoining or requiring Balqon to take any action of any kind with respect to its business, assets or properties.

(g) Insurance.  Section 5(g) of the Balqon Schedule contains a listing of all current Balqon insurance policies.  To Balqon’s Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Balqon’s business, and to Balqon’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound.  All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(h) Personal Property.  Balqon has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due.  Such property is used by Balqon in the ordinary course of its business and is sufficient for continued conduct of Balqon’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.  Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i) Intangible Property.  Balqon owns, or possesses, adequate licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in Section 5(i) of the Balqon Schedule, which are material to its business as currently conducted (the “Balqon Intellectual Property Rights”).  Balqon has the right and authority to use, and to continue to use after the Closing Date, such Balqon Intellectual Property Rights in connection with the conduct of its business in the manner presently conducted, and to Balqon’s Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j) Real Property.  Balqon is a party to the lease agreements listed in Section 5(j) of the Balqon Schedule.  Except as set forth in the preceding sentence, Balqon does not have any interests in any parcel of real property, improved or otherwise.

(k) Tax Matters.  Within the times and in the manner prescribed by law, Balqon has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed.  Balqon has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of Balqon are currently in progress or threatened and no deficiencies have been asserted or, to Balqon’s Knowledge, assessed against Balqon as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l) Books and Records.  The general ledger and books of account of Balqon, all minute books of Balqon, all federal, state and local income, franchise, property and other tax returns filed by Balqon, all of which have been made available to BMR, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(m) Contracts and Commitments.  Section 5(m) of the Balqon Schedule lists all material contracts and agreements to which Balqon is a party, whether written or oral, other than those between Balqon and BMR.  Each such contract is a valid and binding agreement of Balqon, enforceable against Balqon in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties.  Balqon has materially complied with all obligations required pursuant to such contracts to have been performed by Balqon on its part and neither Balqon nor, to its Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n) Compliance with Laws.  Balqon has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  To Balqon’s Knowledge, Balqon is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o) Employee Benefit Plans.  Section 5(o) of the Balqon Schedule lists all employee benefit plans as defined in ERISA Section 3(3), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements with any current or former employee of Balqon.  With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Balqon could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(p) Indebtedness to and from Affiliates.  Balqon is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of Balqon in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Balqon except for advances made to employees of Balqon in the ordinary course of business to meet reimbursable business expenses.

(q) Banking Facilities.  Section 5(q) of the Balqon Schedule sets forth a true, correct, and complete list of:  (i) each bank, savings and loan or similar financial institution in which Balqon has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Balqon thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(r) Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Balqon and that are necessary for the execution and delivery by Balqon of this Agreement or any documents to be executed and delivered by Balqon in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(s) No Brokers.  No broker or finder has acted for Balqon in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Balqon.

(t) Disclosure.  The information concerning Balqon set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading.

(u) Tax Treatment.  Neither Balqon nor, to the Knowledge of Balqon, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

Section 6. BMR’s Representations and Warranties. Except as set forth in the disclosure schedule delivered by BMR to Balqon (the “BMR Schedule”), specifically identifying the Section of this Agreement requiring delivery of such disclosure, BMR represents and warrants to Balqon as set forth below:

(a) Organization.  BMR is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  BMR is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Incorporation and Bylaws, as amended to date, have been made available to Balqon, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  BMR is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) Capitalization.  BMR’s authorized capital stock consists solely of 100,000,000 shares of BMR Common Stock and 5,000,000 shares of preferred stock, $0.001 par value.  As of the date hereof, 7,777,500 shares of BMR Common Stock are issued and outstanding, no shares of BMR preferred stock are issued and outstanding, and no shares of BMR Common Stock are held in the treasury of BMR.  All of the issued and outstanding shares of BMR Common Stock are validly issued, fully paid and non-assessable, not subject to preemptive rights, and were issued in compliance with all applicable state and federal securities laws.  Except as specified in Section 6(b) of the BMR Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from BMR any capital stock of BMR; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of BMR.  The number of record stockholders of BMR Common Stock is less than 200.  BMR owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c) No Subsidiaries.  Except for Acquisition Sub, BMR does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) Authorization.  BMR has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BMR and the consummation by BMR of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by BMR and no other corporate proceedings on the part of BMR and no stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by BMR.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which BMR is a party constitute the valid and legally binding obligations of BMR, enforceable against BMR in accordance with its terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by BMR of this Agreement and the agreements provided for herein, and the consummation by BMR of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of BMR or, (i) to BMR’s Knowledge, violate the provisions of any law, rule or regulation applicable to BMR, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of BMR pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which BMR is a party or by which BMR or any of its properties is or may be bound.

(e) No Conflict.  The execution and delivery of this Agreement by BMR does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of BMR pursuant to any material agreement of BMR or other instrument or obligation of BMR.

(f) Absence of Liabilities.  Except as set forth on BMR’s balance sheet dated June 30, 2008, as set forth in BMR’s Quarterly Report on Form 10-Q for the period ended June 30, 2008, as filed with the SEC, BMR does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which exceeds $1,000.  Since June 30, 2008, BMR has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to BMR having or which reasonably could be expected to have, an Adverse Effect on BMR.  Since June 30, 2008, there has not been (i) any material change by BMR in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by BMR of any of its assets having an Adverse Effect on BMR, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 6(e) of this Agreement had such action or event occurred after the date of this Agreement.

(g) Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to BMR’s Knowledge, threatened against or involving BMR (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  To BMR’s Knowledge, there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring BMR to take any action of any kind with respect to its business, assets or properties.

(h) Insurance.  Section 6(h) of the BMR Schedule sets forth a listing of all current BMR insurance policies.  To BMR’s Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for BMR’s business, and to BMR’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound.  All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(i) Tax Matters.  Within the times and in the manner prescribed by law, BMR has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.  BMR has paid all taxes, interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of BMR are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against BMR as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(j) Books and Records.  The general ledger and books of account of BMR, all minute books of BMR, all federal, state and local income, franchise, property and other tax returns filed by BMR, all reports and filings with the SEC by BMR, all of which have been made available to Balqon, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

(k) Contracts and Commitments.  There are no material contracts to which BMR is a party other than those specified in its filings with the SEC.

(l) Compliance with Laws.  BMR has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  To BMR’s Knowledge, BMR is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(m) Employee Benefit Plans.  Except as disclosed in BMR’s filings with the SEC, BMR has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of BMR.  With respect to such plans, individually and in the aggregate, no event has occurred and, to BMR’s Knowledge, there exists no condition or set of circumstances in connection with which BMR could be subject to any liability under ERISA, the Tax Code or any other applicable law that is reasonably likely to have an Adverse Effect on BMR.

(n) Indebtedness to and from Affiliates.  BMR is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of BMR in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to BMR except for advances made to employees of BMR in the ordinary course of business to meet reimbursable business expenses.

(o) Banking Facilities.  Section 6(o) of the BMR Schedule sets forth a true, correct, and complete list of:  (i) each bank, savings and loan or similar financial institution in which BMR has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by BMR thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(p) Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by BMR and that are necessary for the execution and delivery by BMR of this Agreement or any documents to be executed and delivered by BMR in connection therewith have been obtained and satisfied.

(q) No Brokers.  No broker or finder has acted for BMR in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of BMR.

(r) Disclosure.  The information concerning BMR set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(s) SEC and State Securities Law Filings.

(i) BMR has filed all forms, reports and documents required to be filed with the SEC under the Securities Act and Exchange Act since formation of BMR.  At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including, in each case, any related notes) contained in BMR’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of BMR as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(t) Tax Treatment.  Neither BMR nor, to the Knowledge of BMR, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(u) Certificates.  The certificates representing the shares of BMR to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or “blue sky” laws.

(v) BMR Business Activities.  BMR has never engaged in (i) the transportation of Hazardous Materials nor (ii) interstate commerce.

Section 7. Covenants of BMR.

(a) Conduct of Business of BMR.  Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, BMR will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization.  Except as otherwise expressly provided in this Agreement or in the BMR Disclosure Schedule, prior to the Effective Time, BMR shall not, without the prior written consent of Balqon:

(i) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BMR (other than the Mergers);

(v) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;  (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of BMR; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(vi) except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(viii) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;

(ix) make any tax election or settle or compromise any income tax liability material to BMR;

(x) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have an Adverse Effect on BMR; or

(xi) take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (xi) or any action which would make any of the representations or warranties of  contained in this Agreement untrue or incorrect.

Section 8. Covenants of Balqon.

(a) Conduct of Business of Balqon.  Except as contemplated by this Agreement or as described in the Balqon Disclosure Schedule during the period from the date hereof to the Effective Time, Balqon will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the Balqon Disclosure Schedule, prior to the Effective Time, Balqon shall not, without the prior written consent of BMR:

(i) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of Balqon (other than the Mergers);

(ii) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;  (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Balqon; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due); or

(iii) take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the Balqon contained in this Agreement untrue or incorrect.

Section 9. Other Covenants and Agreements of the Parties.

(a) Meetings of Stockholders.  The Acquisition Sub and Balqon shall take all action necessary, in accordance with the General Corporation Law of its state of incorporation, and its Articles of Incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. It is contemplated that the Merger will be effectuated pursuant to Section 92A.180 of the Nevada Revised Statutes (2007), which specifically provides that approval of the Agreement by the BMR stockholders is not required to consummate the transactions contemplated hereby.

(b) Balqon Common Stock.  At the Effective Time, without taking into account the number of shares of Balqon Common Stock to be issued by Balqon (i) upon conversion of any and all outstanding convertible promissory notes of Balqon (including the Bridge Notes), and (ii) in connection with the Private Placement, Balqon shall not have issued and outstanding any shares of capital stock other than 22,000,000 shares of Balqon Common Stock.

(c) BMR Common Stock.  At the Effective Time, after taking into account the cancellation of shares of BMR Common Stock as contemplated by the terms and conditions of the Cancellation Agreement, BMR shall not have issued and outstanding more than 1,400,000 shares of BMR Common Stock.

(d) Registration of BMR Shares. BMR and Balqon agree that BMR shall, at its expense, file with the SEC a registration statement on an appropriate form to register for resale up to 1,400,000 shares of BMR Common Stock held by the BMR stockholders immediately prior to the Effective Time and (ii) the shares of BMR Common Stock underlying the BMR Warrants pursuant to the terms and conditions of a registration rights agreement between BMR and the holders of BMR Common Stock (the “BMR Registration Rights Agreement”) substantially in the form of Exhibit C attached hereto.

(e) OTC Bulletin Board.  BMR shall use all reasonable efforts to maintain the quotation of the shares of BMR Common Stock on the OTC Bulletin Board or a national stock exchange after the Closing.

(f) Access to Information.

(i) Between the date hereof and the Effective Time, BMR will give Balqon and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit Balqon to make such inspections as Balqon may reasonably require and will cause its officers to furnish Balqon with such financial and operating data and other information with respect to the business and properties of itself as the other party may from time to time reasonably request.

(ii) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

(g) Additional Agreements, Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the Commission in connection with this Agreement, (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(h) Releases.  BMR agrees to obtain a General Release in a form acceptable to Balqon’s counsel, from each officer and director who is a stockholder of BMR, releasing BMR from any claims against BMR arising prior to the Effective Time, except that such General Release shall provide that each officer and director of BMR shall be entitled to those indemnification rights specified in Section 12 of this Agreement.

(i) Press Releases.  No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other party, such consent not to be unreasonably withheld; provided, however, that any party may without such consent make such disclosure about itself as may be required by any stock exchange on which its securities are listed or by federal and state securities laws or any regulatory authority having jurisdiction over such party and, if such disclosure is required, the party making the disclosure will use reasonable efforts to give prior oral or written notice to the other party and an opportunity to allow the other party to comment on the proposed disclosure provided the party required to make the disclosure has reasonable time to do so before such regulatory authorities require such disclosure to be made.

(j) Other Filings.  At all times from and after the date hereto until the Effective Time, BMR covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

(k) BMR Accounts Payable.  As of the Closing, BMR’s accounts payable shall not exceed $65,000.

Section 10. Balqon Conditions to the Mergers.  The obligation of Balqon to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Balqon:

(a) The representations of BMR contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have an Adverse Effect on BMR) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing BMR shall have delivered to Balqon a certificate to that effect;

(b) Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c) Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient;

(d) BMR shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing BMR shall have delivered to Balqon a certificate to that effect;

(e) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning BMR that has had or could be reasonably likely to have an Adverse Effect;

(f) Each of the directors of BMR shall have resigned as directors of BMR pursuant to Section 4 herein;

(g) The nominees of Balqon shall have been appointed as members of the board of directors of BMR;

(h) The Releases referred to in Section 9(h) shall have been entered into in forms reasonably satisfactory to Balqon;

(i) Balqon shall not have received demands for purchase of Balqon Dissenting Shares representing more than 1% of the issued and outstanding shares of capital stock of Balqon;

(j) The Cancellation Agreement shall have been entered into by the parties thereto and shall be effective at the Effective Time and BMR shall have delivered to Balqon a certificate to that effect; and

(k) The stockholders of Acquisition Sub and the stockholders of Balqon shall have approved the principal terms of this Agreement, the Mergers and the transactions contemplated herein in accordance with applicable law and their Articles of Incorporation and Bylaws.

Section 11. BMR and Acquisition Sub Conditions to the Mergers.  The obligations of BMR and Acquisition Sub to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by BMR:

(a) The representations of Balqon contained in this Agreement shall be true and correct (except to the extent that the breach thereof would not have an Adverse Effect on Balqon) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing Balqon shall have delivered to BMR a certificate to that effect;

(b) Balqon shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing Balqon shall have delivered to BMR a certificate to that effect;

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning Balqon that has had or could be reasonably likely to have an Adverse Effect;

(d) Balqon shall have delivered to BMR audited balance sheets of Balqon as of December 31, 2007 and 2006, and the related statements of operations, changes in shareholders’ equity and cash flows for the period April 21, 2005 (inception) through December 31, 2007 and 2006, and an unaudited balance sheet of Balqon as of June 30, 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for the six months ended June 30, 2008; and

(e) BMR shall have received from each holder of Balqon capital stock (i) an investor suitability questionnaire in form and substance satisfactory to BMR, containing customary investment representations and certifying that such holder is an “accredited investor” as defined in Regulation D of the Securities Act or (ii) confirmation of receipt of the appropriate disclosures required pursuant to Rule 506 under Regulation D of the Securities Act.

Section 12. Indemnification.  All rights to indemnification existing in favor of each individual who is an officer or director of BMR on the date of this Agreement against BMR for such indemnified person’s acts and omissions as a director or officer of BMR occurring prior to the Effective Time, as provided in BMR’s articles of incorporation or bylaws (as in effect as of the date of this Agreement), shall survive the Mergers and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable Nevada law) for a period of six years after the Closing Date.  BMR shall indemnify each individual each individual who is an officer or director of Balqon immediately prior to the Effective Time to the fullest extent permissible under Section 317 of the California Corporations Code as in effect at the Effective Time for a period of six years after the Closing Date.

Section 13. Confidentiality.  Each party shall ensure that any material nonpublic information provided to it by any other party in confidence shall be treated as strictly confidential and that all such confidential information that each party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions contained in this Section 13 shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.  Each such party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section 13 apply upon written request.

Section 14. Termination.

(a) This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(i) by mutual written consent of BMR and Balqon;

(ii) by either BMR or Balqon if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) by either BMR or Balqon, so long as such party is not in breach hereunder, if the Merger shall not have been consummated on or before October 15, 2008 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either BMR or Balqon requests an extension of the Closing after this date and the other party consents in writing, then neither party may terminate this Agreement under this provision until the expiration of such extension period;

(iv) by BMR, if there has been a material breach of this Agreement on the part of Balqon of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by BMR to Balqon; or

(v) by Balqon, if there has been a material breach of this Agreement on the part of BMR of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Balqon to BMR.

(b) In the event of termination of this Agreement by either Balqon or BMR provided in this Section 14, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of BMR or Balqon, other than the provisions of the last sentence of Section 13 and this Section 14.  Nothing contained in this Section 14 shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 15. Miscellaneous.

(a) Survival.  The representations and warranties of the parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time.  This Section 15 shall survive the Effective Time.

(b) Press Releases and Public Announcements.  No party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c) No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(d) Notices.  All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the party to receive notice at the following addresses or at such other address as any party may, by notice, direct:

To BMR:	BMR Solutions, Inc.
Attention: President
1184 Rutland Road, Suite 2
Newport Beach, CA 92660

With a copy to:	M2 Law Professional Corporation
(which will not	Attention: Michael Muellerleile, Esq.
constitute notice)	500 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Fax number: (949) 706-1475

To Balqon:	Balqon Corporation
Attention: B. Samra
1701 E. Edinger, Unit E-3
Santa Ana, CA 92705
Fax number: (714) 836-6343

With a copy to:	Rutan & Tucker, LLP
(which will not	Attention: Vicki Dallas, Esq.
constitute notice)	611 Anton Boulevard, 14th Floor
Costa Mesa, CA 92626
Fax number: (714) 546-9035 Fax

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e) Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f) Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g) Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which may be granted or withheld at the sole discretion of such other party.  Any unauthorized assignment is void.

(h) Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i) Expenses.  Each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated by this Agreement.

(j) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

(k) Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.

(l) Entire Agreement.  This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the parties on Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(m) Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of BMR, Balqon and Acquisition Sub.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

BMR SOLUTIONS, INC.

By:	/s/ K. John Shukur
Name: K. John Shukur
Title: President

BALQON ACQUISITION CORP.

By:	/s/ K. John Shukur
Name: K. John Shukur
Title: President

BALQON CORPORATION

By:	/s/ Balwinder Samra
Name: Balwinder Samra
Title: President

Schedule 1

Definitions

“Accredited Investors” has the meaning set forth in Rule 501(a) under the Securities Act.

“Adverse Effect” means, with respect to each party, any event, effect or change that is materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business, operations, results of operation or prospects of such party, taken as a whole.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Effective Time” means the time of acceptance for record of the Certificate of Merger by the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statute (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Mergers.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, plants, wildlife, animals and natural resources.  The term also includes indoor air and structures to the extent regulated under Environmental Laws.

“Environmental Laws” means all federal, state and local laws, common law, rules, regulations, statutes, codes, ordinances, directives, orders, judgments, standards and policies of Governmental Authority and permits, licenses, registrations or other authorizations issued by Governmental Authority which pertain to, regulate or impose liability or standards of conduct concerning the Environment, Hazardous Materials and/or the health and safety of persons (including employees) or which relate to the manufacture, processing, distribution, use, sale, treatment, storage, release, threatened release, disposal, cleanup, transportation, management, labeling, distribution, testing, or handling of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, authority, department, body, commission, quasi-governmental authority of any nature, arbitrator, tribunal, court or instrumentality or agent of the United States of America and each political subdivision thereunder.

“Hazardous Materials” means any solid, liquid, gaseous or thermal pollutant, element, chemical, irritant, waste or contaminant regulated under Environmental Laws,  including but not limited to, solid waste, asbestos-containing material, polychlorinated biphenyls, pesticides, lead-based paint, petroleum, petroleum-based products and constituents thereof, radiation, noise, and all other substances, wastes, conditions and materials regulated by, under or pursuant to any Environmental Laws.

“Knowledge” means the actual knowledge of the executive officers of a party.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.